UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 27, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events:
Mercantile Bancorp, Inc. (the “Company”) announced in a September 27, 2007 press release that it completed the sale of its 36.4% equity position in New Frontier Bancshares, Inc.(“New Frontier”) of St. Charles, Missouri, for approximately $6.8 million. New Frontier repurchased 32,647 shares of its common stock, valued at $208 per share, and paid Mercantile in cash.
Mercantile management said incremental investments in New Frontier since 2000 totaled approximately $4.7 million, net of amortization of core deposit intangibles, at an average cost per share of about $144 per share. The Company has recorded a gain on the sale of approximately $2.1 million in third quarter 2007, which equates to an annualized return on investment of about 7.6 percent.
In May of this year, Mercantile had entered into an agreement with privately owned T&C Bancorp, Inc. to purchase Mercantile’s shares in New Frontier. However, the sale was subject to Mercantile’s compliance with a shareholders agreement among the shareholders of New Frontier, under which New Frontier and its shareholders had the opportunity to match the terms offered by T & C Bancorp, Inc. New Frontier exercised its rights under the agreement, which resulted in the closing.
Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on September 27, 2007 regarding the completion of the sale of New Frontier Bancshares, Inc. shares of common stock

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
Name:	Ted T. Awerkamp
Title:	President and Chief Executive Officer

Date: September 27, 2007

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